Exhibit 99.1

Sherwood Brands Reports Third Quarter Results

Management Accelerates Shift to Third-Party Manufacturing

ROCKVILLE, MARYLAND, June 15, 2004 — Sherwood Brands, Inc. (ASE:SHD) today announced financial results for the third quarter and first nine months of fiscal 2004.

Third Quarter Results

For the three months ended April 30, 2004, revenue was $9,344,000.  The net loss for the quarter was $1,703,390, or $0.42 per diluted share.  This compares to revenue for the third quarter of fiscal 2003 of $9,482,000, and a net loss of $2,750,000, or $0.69 per diluted share, which included an inventory write-down of $2,192,000.  Gross margin improved to 18% for this year’s third quarter from 16% a year ago before the inventory write-down.

President and CEO Uziel Frydman said, “As we have reported previously, for the past year our strategy has been to focus on Sherwood’s strengths in sales and marketing of branded confectionery products and gift items and to transition away from in-house manufacturing.  Because our network of offshore, third-party suppliers has achieved our goals for quality, price, reliability, and capacity more rapidly than we anticipated, we decided to accelerate this process in the third quarter.

“As a result, sales of manufactured candy declined as planned to just $364,000 from $1,013,000 for the third quarter last year, while sales of purchased candy increased to $1,979,000 from $1,605,000, and sales of gift items increased to $7,001,000 from $6,864,000.  Just as encouraging, on the gross margin line the loss in our manufacturing operations shrank by 50% compared to last year’s third quarter, while gross margin on purchased candy improved to 39% of sales from 17% and gross margin on gift items increased to 27% of sales from 13%.  We also have began transferring certain manufacturing equipment to our offshore suppliers in anticipation of further growth in the years ahead.”

The CEO continued, “To achieve our objectives for the business, we must eliminate the drag on profitability from our domestic manufacturing operations, and we must restore top-line growth.  We intend to meet both of these challenges.  We expect further progress in resolving the manufacturing issues in the months ahead.  We also are encouraged that our efforts to increase our business with current customers and to add new customers will be successful, as we continue to expand our licensing program and add new seasonal and everyday items to our growing product family.”

Nine Month Results

For the nine months ended April 30, 2004, net income was $1,087,685, or $0.25 per diluted share, on revenue of $44,178,000.  This compares to a net loss for the first nine months of fiscal 2003 of $2,118,942, or $0.53 per diluted share, on revenue of $47,335,000.

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About Sherwood Brands

Sherwood Brands, Inc. (www.SherwoodBrands.com), headquartered in Rockville, Maryland, manufactures, markets and distributes confectionery products and packs gift baskets and gift items.  The Company’s branded products include COWS®, a line of soft and chewy toffees and dairy butter and cream hard candies; RUGER® wafers, a line of wafer cookies in chocolate, vanilla and strawberry flavors; ELANA® Belgian chocolate bars; and demitasse®, a line of tea biscuits in a variety of flavors.  Sherwood also manufactures hard candies under the ASHER® and KASTINS® brands, as well as jelly beans, and ALIEN® and TONGUE TATTOO® lollipops.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including but not limited to the following:  changes in demand for the company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SHERWOOD BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended April 30,		Nine Months Ended April 30,
	2004	2003	2004	2003

Net sales	$9,344,200	$9,482,412	$44,178,172	$47,335,225
Cost of sales	7,687,056	7,919,775	32,228,128	35,218,817
Write-down inventory	—	2,192,005	—	2,192,005
Gross profit (loss)	1,657,144	(629,368)	11,950,044	9,924,403

Selling, general and administrative expenses	2,230,507	1,632,931	6,956,341	6,945,440
Salaries and related expenses	1,060,698	1,249,423	3,179,866	3,707,832
Pre production costs	—	405,838	—	1,790,214
Total operating expenses	3,291,204	3,288,192	10,136,206	12,443,486

Income from operations	(1,634,061)	(3,917,560)	1,813,837	(2,519,083)

Other income (expense)
Interest income	23	116	120	2,608
Interest expense	(246,049)	(126,893)	(776,778)	(463,965)
Other (expense) income	(28,727)	379,673	(154,918)	317,498
Total other (expense) income	(274,753)	252,896	(931,576)	(143,859)

Income before provision for taxes on income	(1,908,814)	(3,664,664)	882,261	(2,662,942)
Provision for taxes on income	(205,424)	(914,637)	(205,424)	(544,000)

Net income	$(1,703,390)	$(2,750,027)	$1,087,685	$(2,118,942)

Net income per share-basic	$(0.42)	$(0.69)	$0.27	$(0.53)
Net income per share-diluted	(0.42)	(0.69)	0.25	(0.53)

Weighted average shares outstanding-basic	4,030,254	4,001,454	4,015,100	3,993,476
Weighted average shares outstanding-diluted	4,030,254	4,001,454	4,352,607	3,993,476

SHERWOOD BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30, 2004	July 31, 2003
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$91,879	$227,352
Accounts receivable, net	3,279,174	899,230
Inventory	10,036,966	13,719,294
Income taxes receivable	1,502,489	1,020,379
Other current assets	593,128	578,155
Deferred taxes on income	346,000	614,000
Total current assets	15,849,637	17,058,410

Net property and equipment	6,435,684	7,129,227
Goodwill	2,001,330	2,001,330
Other assets	155,952	313,504
TOTAL ASSETS	$24,442,602	$26,502,471

Liabilities and Stockholders’ Equity

Current liabilities
Line of credit	$6,400,321	$6,260,264
Current portion of long-term debt	515,377	530,377
Current portion of subordinated debt	3,397,140	2,000,000
Current portion of capital lease obligation	15,718	15,718
Accounts Payable	1,828,012	6,257,145
Accrued expenses	1,467,179	1,325,891
Total current liabilities	13,623,746	16,389,395

Deferred taxes on income	464,000	464,000
Long-term debt	730,402	1,150,513
Obligations under capital lease	412,192	423,892
TOTAL LIABILITIES	15,230,340	18,427,800

Stockholders’ equity
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, Class A, $.01 par value, 30,000,000 shares authorized, 3,033,476 and 3,003,476 shares issued and outstanding	30,235	30,035
Common stock, Class B, $.01 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding	10,000	10,000
Additional paid-in-capital	9,893,380	9,843,774
Retained earnings (deficit)	(721,453)	(1,809,138)
TOTAL STOCKHOLDERS’ EQUITY	9,212,262	8,074,671
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,442,602	$26,502,471